UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  10/11/2012

THE PEP BOYS - MANNY MOE & JACK
(Exact name of registrant as specified in its charter)

Commission File Number:  001-03381

PA	23-0962915
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

3111 West Allegheny Avenue, Philadelphia, PA 19132
(Address of principal executive offices, including zip code)

215-430-9000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.    Termination of a Material Definitive Agreement

On October 11, 2012, in accordance with the provisions of that certain Indenture, dated as of December 14, 2004, by and between The Pep Boys - Manny, Moe & Jack (the "Company"), and U.S. Bank National Association (successor to Wachovia Bank, National Association), as trustee (the "Trustee"), as supplemented and amended by that certain First Supplemental Indenture, dated as of December 14, 2004, among the Company, the subsidiary guarantors party thereto and the Trustee (collectively, as so supplemented and amended, the "Indenture"), relating to the Company's 7.50% Senior Subordinated Notes due 2014 (the "Notes"), the Company ordered the Trustee to call for redemption all oustanding Notes on December 15, 2012 (the "Redemption Date") at a redemption price of 100% of their aggregate principal amount.

Simultaneously, on October 11, 2012, in accordance with the terms of the Indenture, the Company satisfied and discharged the Notes and the Indenture by depositing funds into trust with the Trustee for purposes of consummating the redemption, which funds are sufficient to pay the entire indebtedness on the Notes, including the principal of, any premium and interest on, and any additional amounts with respect to, the Notes to the Redemption Date.

Item 2.04.    Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PEP BOYS - MANNY MOE & JACK

Date: October 11, 2012	By:	/s/ Brian D. Zuckerman
Brian D. Zuckerman
SVP - General Counsel & Secretary